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Pricing Supplement Dated November 6, 1995                  Rule 424 (b) (3)
                                                           File No. 33-52669
(To Prospectus dated June 23, 1994 and Prospectus Supplement dated June 23,
  1994)

                                 PHH CORPORATION
                                MEDIUM-TERM NOTES

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Principal Amount:              $100,000,000                   Trade date:         November 3, 1995
Currency or Currency  Unit:    U.S. Dollars                   Original Issue Date:     November 9, 1995
Issue Price:                   100.00% *                      Agent's Discount or Commission:   0.00%
Net Proceeds to Issuer:        $100,000,000                   Agent (s):   CS First Boston Corporation
Maturity Date:                 November 12, 1996              Other Terms:        None
CUSIP Number:                  69332H CX 2
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* The Agent agrees to purchase the Notes at 100%. The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

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Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:        [X]  Commercial Paper (30 day H.15, MMY)    [   ]  CD Rate
                           [   ]  Federal Funds Effective Rate
                           [   ]  LIBOR     [   ]  Treasury Rate       [   ] Prime Rate [   ]  Other
                                (  ) Reuters                                                  (see attached)
                                (  ) Telerate
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Initial Interest Rate:     To be set on November 7, 1995

Interest Reset Dates:      Monthly, on the 12th or next Business Day of each
                           month, commencing December 12, 1995

Interest Determination Date:        Two Business Days prior to the Reset Date

Day Count Fraction:        Actual/360

Interest Payment Dates:    Monthly, on the 12th day or next Business Day of
                           each month, commencing December 12, 1995

Index Maturity:            1 month

Spread:                    minus 0.05%

Option to Receive Payments in Specified Currency:    [   ]  Yes      [   ]  No

Redemption:
         [X] The Notes cannot be redeemed prior to maturity, except as set forth in the Prospectus [ ] The Notes may be redeemed prior to maturity
     Initial Redemption Date:
     Initial Redemption Price:          %
     Annual Redemption Price Reduction:        % until Redemption Price is 100%
                                               of the principal amount

Repayment:
         [X] The Notes cannot be repaid prior to maturity, except as set forth in the Prospectus [ ] The Notes can be repaid prior to maturity at the option of the holder of the Notes
     Repayment Date:
     Repayment Price:      %
Discount Note:    [   ]  Yes                [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:
Form:    [X]  Global       [   ]  Certificated